Everolimus Toxicology: Tissue Concentration Effects

Wen-Han Chang, PhD, Nancy Chang, Tanjina Hoque, and Cynthia Lee, PhD,

Sapu Nano, San Diego, CA, USA

Abstract #3539

Abstract

Background: Common adverse events to Affinitor (oral Everolimus) include anemia (~60%), lymphopenia (~40%), and thrombocytopenia (~35%), with severe cytopenias ≤10%. Stomatitis is dose-limiting (≤70%), while rash, fatigue, and metabolic effects occur in 15–50%. Non-infectious pneumonitis occurs in ~15%, and infections in ~50%. This study examined the relationship between tissue distribution and toxicity following a single oral everolimus dose in rats. **Methods:** Sprague–Dawley rats (1 male, 1 female/group; n=4) received a single 3 mg/kg oral dose. Whole blood and major organs were collected at 0.083 h, 0.5 h, 8 h, and 24 h. Everolimus concentrations were quantified by LC–MS/MS (LLOQ: 0.30 ng/mL blood; 1.00 ng/mL tissue). Tissue concentrations (ng/g) and tissue-to-blood ratios were calculated, and PK parameters (Cmax, Tmax, AUC_{0-t}) determined by noncompartmental analysis (WinNonlin 8.5). **Results:** Everolimus was rapidly absorbed and concentrated primarily in gastrointestinal organs, liver, lung, and spleen, with no sex differences. The highest exposures occurred in the stomach, small intestine, and large intestine, detectable within 5 min post-dose. At 0.5 h, Cmax values were 16,893.64 ng/g (stomach), 4,173.68 ng/g (small intestine), and 1,478.18 ng/g (large intestine), compared with 689.70 ng/g (liver), 266.75 ng/g (lung), and 244.42 ng/g (spleen). Whole-blood Cmax was 2.22 ng/mL, and brain levels were below LLOQ. Everolimus concentrations declined gradually but remained detectable up to 24 h. Distribution compared to previous study (Afinitor, NDA 22-334). The correlation between Cmax and the organ toxicity reported for patients treated with Afinitor was demonstrated. Higher Cmax was found in the GI tract and was associated with the high incidence of stomatitis and diarrhea. In contrast, lower Cmax was found in blood and was associated with a low incidence of thromboembolism. A stronger correlation was observed in the earlier time points. **Conclusions:** These findings demonstrate that everolimus toxicology correlates with tissue distribution and can be better observed in early time point.

Everolimus PK Parameters

Everolimus Distribution	Plasma	Brain	BM	Heart	Liver	Spleen	Lung	Kidney	Skeletal Muscle	Stomach	Small Intestine	Reference
Cmax (pmol/g)	~50	~5	~220	~520	~1400	~800	~750	~650	~100	~1600	~1500	Afinitor, NDA 22-334
Tmax (h)	2	2	2	2	2	2	2	2	2	2	2	
Cmax (ng/g)	2.22	NA	121.55	152.13	689.7	244.42	266.75	124.8	36.52	16893.64	5558.58	This study
Tmax (h)	8	NA	8	8	0.5	8	8	8	8	0.5	0.083	

Everolimus Distribution in GI Underestimated



Everolimus distribution
2 h
8 h
24 h
144 h
pmol/g



Everolimus distribution
5 min
0.5 h
8 h
24 h
ng/g



Everolimus Degradation
8 h
24 h
% Intact Everolimus

1. Distribution study using LC/MS quantification of intact everolimus was performed.
2. Tmax: small intestine = 5 min; stomach and liver = 30 min; All remaining organs = 8 hr
3. Degradation: Stomach has the highest level of intact everolimus, with remaining organs ranging from 20-56% at 8hr and 16-30% at 24 hr. Blood everolimus was highly degraded with only 5% at 8 hr and 2% at 24 hr.
4. Tissue concentration positively correlated with organ class toxicity reported in clinical trial comparing single agent everolimus against placebo.

Tissue Cmax and AUC vs. Organ Toxicity



Organ Toxicity (Everolimus-Cmax)
Incidence (%)
Concentration (ng/g)



Organ Toxicity (Everolimus-AUC)
Incidence (%)
AUC (h*ng/g)

Toxicokinetics



Organ Toxicity (Everolimus-5min)
Organ Toxicity (14C-Everolimus-2h)
Organ Toxicity (Everolimus-0.5h)
Organ Toxicity (14C-Everolimus-8h)
Organ Toxicity (Everolimus-8h)
Organ Toxicity (14C-Everolimus-24h)
Organ Toxicity (Everolimus-24h)
Organ Toxicity (14C-Everolimus-144h)

1. Tissue distribution data at 30 min has the best separation of AEs versus everolimus tissue concentration.
2. The 14C data deteriorated with later timepoint due to low level of intact drug.
3. Different colors indicate different organ toxicity (black: brain, light blue: plasma, orange: muscle, dark blue: bone marrow, dark green: kidney, brown: heart, pink: skin, purple: spleen, dark red: lung, light green: liver, red: GI).
4. References:

- Motzer et al., Cancer, 2010.
- Tsukamoto et al., Jpn J Clin Oncol, 2011.
- Yao et al., N Engl J Med, 2011.
- Franz et al., Lancet, 2013.
- Yao et al., Lancet, 2016.
- French et al., Lancet, 2016
- Cancer Care Ontario (Everolimus).

Conclusions

1. GI toxicity including diarrhea and stomatitis is associated with high tissue concentration of everolimus. Therefore it should be possible to reduce GI tox in oral everolimus with intravenous everolimus
2. Blood concentration is only fractions of tissue concentration. Therefore TDM could be improved by looking at either actual or derived tissue concentrations.

Wen-Han Chang, Sapu Bioscience, LLC
Email: wenhan.chang@sapubio.com